Exhibit 99.2

EXPLANATORY NOTE

On July 10, 2013, SoftBank Corp., a kabushiki kaisha organized under the laws of Japan, and certain of its wholly-owned subsidiaries (together, “SoftBank”) completed the merger (SoftBank Merger) contemplated by the Agreement and Plan of Merger, dated as of October 15, 2012, as amended as of November 29, 2012, April 12, 2013 and June 10, 2013 (as amended, the Merger Agreement) and the Bond Purchase Agreement (Bond Agreement). As a result of the SoftBank Merger, SoftBank owns approximately 78% of the outstanding voting common stock of Sprint Corporation (formerly known as Starburst II, Inc. prior to the consummation of the SoftBank Merger), Sprint Corporation became the parent company of Sprint Nextel Corporation and Sprint Nextel Corporation changed its name to Sprint Communications, Inc. In connection with the consummation of the SoftBank Merger, Sprint Corporation has become the successor registrant to Sprint Nextel Corporation under Rule 12g-3 of the Securities Exchange Act of 1934 (Exchange Act) and has become the entity subject to the reporting requirements of the Exchange Act for filings with the Securities and Exchange Commission (SEC) subsequent to the consummation of the SoftBank Merger.

As a result of the foregoing, Sprint Communications, Inc. is no longer subject to the reporting requirements under the Exchange Act. However, in order to provide continuity of information to investors, Sprint Corporation is supplementally providing disclosures regarding Sprint Communications, Inc. pursuant to the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial statements and Item 303 of Regulation S-K for Management’s discussion and analysis of financial condition and results of operations. The information contained in this exhibit should be read in conjunction with the Sprint Corporation quarterly report on Form 10-Q for the quarter ended June 30, 2013.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(in millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$5,596	$6,351
Short-term investments	840	1,849
Accounts and notes receivable, net of allowance for doubtful accounts of $155 and $183	3,413	3,658
Device and accessory inventory	899	1,200
Prepaid expenses and other current assets	651	701

Total current assets	11,399	13,759
Investments	833	1,053
Property, plant and equipment, net	14,403	13,607
Intangible assets
Goodwill	368	359
FCC licenses and other	21,370	20,677
Definite-lived intangible assets, net	1,241	1,335
Other assets	747	780

Total assets	$50,361	$51,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,560	$3,487
Accrued expenses and other current liabilities	5,588	5,008
Current portion of long-term debt, financing and capital lease obligations	305	379
Deferred tax liabilities	36	—

Total current liabilities	9,489	8,874
Long-term debt, financing and capital lease obligations	23,903	23,962
Deferred tax liabilities	7,176	7,047
Other liabilities	4,813	4,600

Total liabilities	45,381	44,483

Commitments and contingencies
Shareholders’ equity:
Common shares, voting, par value $2.00 per share, 6.5 billion shares authorized, 3.024 and 3.010 billion shares issued	6,048	6,019
Paid-in capital	47,056	47,016
Accumulated deficit	(47,056)	(44,815)
Accumulated other comprehensive loss	(1,068)	(1,133)

Total shareholders’ equity	4,980	7,087

Total liabilities and shareholders’ equity	$50,361	$51,570

See Notes to the Consolidated Financial Statements

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Net operating revenues	$8,877	$8,843	$17,670	$17,577
Net operating expenses:
Cost of services and products (exclusive of depreciation and amortization included below)	5,045	5,011	9,978	10,096
Selling, general and administrative	2,442	2,381	4,778	4,817
Severance, exit costs and asset impairments	632	184	657	268
Depreciation and amortization	1,632	1,896	3,124	3,562
Other, net	—	—	(22)	(282)

	9,751	9,472	18,515	18,461

Operating loss	(874)	(629)	(845)	(884)

Other expense:
Interest expense	(428)	(321)	(860)	(619)
Equity in losses of unconsolidated investments and other, net	(240)	(398)	(442)	(671)

	(668)	(719)	(1,302)	(1,290)

Loss before income taxes	(1,542)	(1,348)	(2,147)	(2,174)
Income tax expense	(55)	(26)	(93)	(63)

Net loss	$(1,597)	$(1,374)	$(2,240)	$(2,237)

Basic and diluted net loss per common share	$(0.53)	$(0.46)	$(0.74)	$(0.75)

Basic and diluted weighted average common shares outstanding	3,022	3,000	3,017	3,000

Other comprehensive income (loss), net of tax:
Net unrealized holding gains (losses) on securities and other	$36	$(13)	$35	$(6)
Net unrecognized net periodic pension and other postretirement benefits	15	7	30	17

Other comprehensive income (loss)	51	(6)	65	11

Comprehensive loss	$(1,546)	$(1,380)	$(2,175)	$(2,226)

See Notes to the Consolidated Financial Statements

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
	(in millions)
Cash flows from operating activities:
Net loss	$(2,240)	$(2,237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset impairments	—	84
Depreciation and amortization	3,124	3,562
Provision for losses on accounts receivable	182	269
Share-based and long-term incentive compensation expense	33	39
Deferred income tax expense	76	84
Equity in losses of unconsolidated investments and other, net	442	671
Gains from asset dispositions and exchanges	—	(29)
Contribution to pension plan	—	(92)
Spectrum hosting contract termination	—	(236)
Other changes in assets and liabilities:
Accounts and notes receivable	72	(263)
Inventories and other current assets	336	(63)
Accounts payable and other current liabilities	(120)	293
Non-current assets and liabilities, net	205	31
Other, net	65	42

Net cash provided by operating activities	2,175	2,155

Cash flows from investing activities:
Capital expenditures	(2,952)	(1,711)
Expenditures relating to FCC licenses	(123)	(107)
Acquisitions, net of cash acquired	(509)	—
Investment in Clearwire (including debt securities)	(240)	(128)
Proceeds from sales and maturities of short-term investments	2,230	315
Purchases of short-term investments	(1,221)	(1,067)
Other, net	3	10

Net cash used in investing activities	(2,812)	(2,688)

Cash flows from financing activities:
Proceeds from debt and financings	204	2,000
Repayments of debt and capital lease obligations	(362)	(1,004)
Debt financing costs	(11)	(57)
Proceeds from issuance of common shares, net	51	7

Net cash (used in) provided by financing activities	(118)	946

Net (decrease) increase in cash and cash equivalents	(755)	413
Cash and cash equivalents, beginning of period	6,351	5,447

Cash and cash equivalents, end of period	$5,596	$5,860

See Notes to the Consolidated Financial Statements

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in millions)

	Common Shares		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance, December 31, 2012	3,010	$6,019	$47,016	$(44,815)	$(1,133)	$7,087
Net loss				(2,240)		(2,240)
Other comprehensive income, net of tax					65	65
Issuance of common shares, net	14	29	23	(1)		51
Share-based compensation expense			17			17

Balance, June 30, 2013	3,024	$6,048	$47,056	$(47,056)	$(1,068)	$4,980

See Notes to the Consolidated Financial Statements

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

INDEX

		Page Reference
1.	Basis of Presentation	7
2.	New Accounting Pronouncements	7
3.	Significant Transactions	8
4.	Investments	9
5.	Financial Instruments	11
6.	Property, Plant and Equipment	13
7.	Intangible Assets	14
8.	Accounts Payable	14
9.	Long-Term Debt, Financing and Capital Lease Obligations	15
10.	Severance, Exit Costs and Asset Impairments	17
11.	Income Taxes	18
12.	Commitments and Contingencies	18
13.	Per Share Data	21
14.	Segments	21
15.	Subsequent Events	25

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. All normal recurring adjustments considered necessary for a fair presentation have been included. Certain disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in the Sprint Nextel Corporation annual report on Form 10-K for the year ended December 31, 2012. Unless the context otherwise requires, references to “Sprint,” “Sprint Nextel,” “we,” “us,” “our” and the “Company” mean Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) and its consolidated subsidiaries. On July 10, 2013, SoftBank Corp., a kabushiki kaisha organized under the laws of Japan, and certain of its wholly-owned subsidiaries (together, “SoftBank”) completed the merger (SoftBank Merger) contemplated by the Agreement and Plan of Merger, dated as of October 15, 2012, as amended as of November 29, 2012, April 12, 2013 and June 10, 2013 (as amended, the Merger Agreement) and the Bond Purchase Agreement (Bond Agreement) (See Note 3. Significant Transactions). As a result of the SoftBank Merger, SoftBank owns approximately 78% of the outstanding voting common stock of Sprint Corporation (formerly known as Starburst II, Inc. prior to the consummation of the SoftBank Merger). Following the consummation of the SoftBank Merger, Sprint Corporation became the parent company of Sprint Nextel Corporation and Sprint Nextel Corporation changed its name to Sprint Communications, Inc. In connection with the consummation of the SoftBank Merger, Sprint Corporation has become the successor registrant to Sprint Nextel Corporation under Rule 12g-3 of the Securities Exchange Act of 1934 (Exchange Act) and has become the entity subject to the reporting requirements of the Exchange Act for filings with the Securities and Exchange Commission (SEC) subsequent to the consummation of the SoftBank Merger. As a result of the SoftBank Merger, Sprint Corporation shall apply the acquisition method of accounting which will result in a new basis of presentation based on the estimated fair values of assets acquired and liabilities assumed of Sprint Nextel for the successor period beginning as of the day following the consummation of the SoftBank Merger.

The preparation of the unaudited interim consolidated financial statements requires management of the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities at the date of the unaudited interim consolidated financial statements. These estimates are inherently subject to judgment and actual results could differ.

Certain prior period amounts have been reclassified to conform to the current period presentation.

Note 2. New Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding Disclosures about Offsetting Assets and Liabilities, which requires common disclosure requirements to allow investors to better compare and assess the effect of offsetting arrangements on financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The standard was effective beginning in the first quarter 2013, requires retrospective application, and only affects disclosures in the footnotes to the financial statements. In October 2012, the FASB tentatively decided to limit the scope of this authoritative guidance to derivatives, repurchase agreements, and securities lending and securities borrowing arrangements. In January 2013, the FASB issued additional clarifying guidance which limited the scope of the disclosure requirements to derivatives, repurchase agreements and reverse purchase agreements, and securities lending and securities borrowing transactions that are either offset in accordance with specific criteria contained in U.S. GAAP or subject to a master netting arrangement or similar agreement. Based on the scope revision, this authoritative guidance did not impact our existing disclosures.

In February 2013, the FASB issued authoritative guidance regarding Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends existing guidance and requires, in a single location, the presentation of the effects of certain significant amounts reclassified from each

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

component of accumulated other comprehensive income based on its source and Statement of Comprehensive Loss line items affected by the reclassification. The guidance was effective beginning in the first quarter 2013 and did not have a material effect on our consolidated financial statements as amounts reclassified out of other comprehensive income, consisting primarily of the recognition of periodic pension costs and realized holding gains and losses, are immaterial for all periods presented.

In July 2013, the FASB issued authoritative guidance regarding Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force), which amends existing guidance related to the financial presentation of unrecognized tax benefits by requiring an entity to net its unrecognized tax benefits against the deferred tax assets for all available same-jurisdiction loss or other tax carryforwards that would apply in settlement of the uncertain tax positions. The amendments will be effective beginning in the first quarter of 2014 with early adoption permitted, will be applied prospectively to all unrecognized tax benefits that exist at the effective date, and are not expected to have a material effect on our consolidated financial statements.

Note 3. Significant Transactions

SoftBank Transaction

On October 15, 2012, Sprint entered into a Merger Agreement with SoftBank. In addition, on October 15, 2012, Sprint and SoftBank entered into a Bond Agreement. Subsequent to the original execution of the Merger Agreement and Bond Agreement (together “Agreements”), certain terms and conditions of the Agreements were amended by the parties to the transaction. In July 2013, all conditions to closing were complete and the transaction was consummated on July 10, 2013. As a result, Starburst II, Inc., a wholly owned subsidiary of SoftBank prior to completion of the acquisition and the acquiring company (Starburst II), immediately changed its name to Sprint Corporation. Sprint shareholders received consideration in either cash, Sprint Corporation common stock or a combination of both cash and stock, subject in each case to proration such that a shareholder may have received a combination of cash and Sprint Corporation common stock. As a result of the completion of the SoftBank Merger, SoftBank owns approximately 78% of the outstanding voting common stock of Sprint Corporation and Sprint Corporation shareholders own the remaining 22% consisting of newly issued outstanding common shares. The SoftBank Merger consideration totaled approximately $22.3 billion consisting of cash consideration of $16.6 billion, the estimated fair value of the 22% interest in Sprint Corporation, based on the closing share price on July 11, 2013, of $5.3 billion, and equity awards of approximately $400 million. In addition, SoftBank provided equity contributions of $5.0 billion to Sprint Corporation consisting of $3.1 billion received by Sprint in October 2012, pursuant to the Bond Agreement, which automatically converted to equity at closing, and $1.9 billion cash consideration received at the close of the transaction.

Pursuant to the Bond Agreement, as amended, Sprint issued a convertible bond (Bond) to Starburst II with a principal amount of $3.1 billion, interest rate of 1%, and maturity date of October 15, 2019, which was converted into 590,476,190 shares of Sprint common stock at $5.25 per share at consummation of the transaction on July 10, 2013. Interest on the Bond was due and payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013 through July 9, 2013, the day preceding the close and conversion of the Bond.

Acquisition of Assets from U.S. Cellular

On November 6, 2012, Sprint entered into a definitive agreement with United States Cellular Corporation (U.S. Cellular) to acquire personal communications services (PCS) spectrum and customers in parts of Illinois, Indiana, Michigan, Missouri and Ohio, including the Chicago and St. Louis markets, for $480 million in cash. Sprint agreed, in connection with the acquisition, to reimburse U.S. Cellular for certain network shut-down costs in these markets. These costs are expected to be approximately $160 million on a net present value basis, but in no event will Sprint’s reimbursement obligation exceed $200 million on an undiscounted basis. The additional spectrum will be used to supplement Sprint’s coverage in these areas. In addition, Sprint and U.S. Cellular entered into a transition

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

services agreements for services to be provided by U.S. Cellular during the period after closing and prior to the transfer of the acquired customers to Sprint’s network. The transaction closed on May 17, 2013. Of the total purchase price, approximately $605 million and $32 million was allocated to spectrum and customer relationships, respectively.

Acquisition of Remaining Equity Interests in Clearwire

On December 17, 2012, Sprint entered into a Merger Agreement with Clearwire Corporation to acquire all of the remaining equity interests in Clearwire Corporation that Sprint did not own for approximately $2.2 billion in cash, or $2.97 per share (Clearwire Acquisition). In connection with the Clearwire Acquisition, Clearwire Corporation and Sprint entered into a financing agreement that provided up to $800 million of additional financing for Clearwire Corporation in the form of 1% exchangeable notes (Clearwire Exchangeable Notes), due June 2018, which were exchangeable for Clearwire Corporation common stock at $1.50 per share, subject to certain conditions and subject to adjustment. Under the financing agreement, Sprint agreed to purchase $80 million of Clearwire Exchangeable Notes per month for up to ten months beginning in January 2013. Clearwire Corporation elected three draws under the terms of the Clearwire Exchangeable Notes, as amended, for a total of $240 million.

The Merger Agreement with Clearwire was amended on several occasions beginning on April 23, 2013 with the last amendment on June 20, 2013, which provides that each remaining equity interest in Clearwire Corporation that Sprint did not own would be acquired for approximately $3.7 billion or $5.00 per share. Sprint completed the acquisition of the remaining equity interests in Clearwire Corporation on July 9, 2013.

The consideration paid will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the Clearwire Acquisition. The allocation of consideration paid will be based on management’s judgment after evaluating several factors, including a preliminary valuation as of the date of the acquisition which is not yet complete, thus pro forma financial data reflective of that valuation is not yet available.

Note 4. Investments

The components of investments were as follows:

	June 30, 2013	December 31, 2012
	(in millions)
Marketable equity securities	$41	$45
Equity method and other investments	792	1,008

	$833	$1,053

Equity Method Investment in Clearwire

Sprint’s Ownership Interest

Sprint’s investment in Clearwire Corporation and its consolidated subsidiary Clearwire Communications LLC (together, “Clearwire”) was one of the ways we participated in the fourth generation (4G) wireless broadband market. Sprint offered certain 4G products utilizing Clearwire’s 4G wireless broadband network in available markets.

As of June 30, 2013, Sprint held approximately 50.1% of a non-controlling voting interest and a 2.1% non-controlling economic interest in Clearwire Corporation as well as a 48.0% non-controlling economic interest in Clearwire Communications LLC (together, “Equity Interests”) for which the carrying value totaled $280 million. Subsequent to the Clearwire Acquisition (See Note 3. Significant Transactions), Clearwire will be consolidated as a wholly-owned subsidiary of Sprint.

As of June 30, 2013, Sprint held two promissory notes receivable from Clearwire. In 2012, in conjunction with long-term pricing agreements within the mobile virtual network operator (MVNO) agreement reached between the two companies in the fourth quarter 2011, Sprint provided $150 million to Clearwire in exchange for a promissory note with a stated interest rate of 11.5%. The first of two installments of $75 million plus accrued interest matured in January 2013 and the second installment will mature in January 2014. The difference between the fair value of the note and its face value at the date of issuance has been recorded as a prepaid expense,

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

which is being amortized over the service period to cost of service. Sprint, at its sole discretion, can choose to offset any amounts payable by Clearwire under this promissory note against amounts owed by Sprint under the MVNO agreement, and this action was taken for the installment due in January 2013. Additionally, Sprint held a note receivable from Clearwire issued in 2008 with a fixed interest rate of 12% and a maturity date of December 2015. The total carrying value of the promissory notes receivable, which includes accretion related to premiums for both notes and fees associated with the 2009 replacement of the 2008 note, was $250 million and $320 million as of June 30, 2013 and December 31, 2012, respectively.

During the first half of 2013, Clearwire elected to draw under the terms of the Clearwire Exchangeable Notes (see Note 3. Significant Transactions) and issued notes totaling $240 million. The Clearwire Exchangeable Notes are a hybrid instrument consisting of an investment in a debt security (the Notes) and an embedded derivative instrument representing Sprint’s equity conversion right. The difference between the initial fair value of the embedded derivative and the carrying value of the Notes results in a discount which will be accreted to interest income over the life of the notes. The Notes are classified as an available-for-sale debt security carried at fair value with changes in fair value subsequently reported in accumulated other comprehensive income and reclassified from accumulated other comprehensive loss into “Other expense” in Sprint’s consolidated statement of comprehensive loss when realized. The embedded derivative is also carried at fair value with changes in fair value recognized in Sprint’s consolidated statement of comprehensive loss as described below.

The carrying value of Sprint’s Equity Interests, together with the long-term portion of the carrying value of the notes receivable and the components of the Clearwire Exchangeable Notes, are included in the line item “Investments” in Sprint’s consolidated balance sheets. The current portion of the carrying value of the notes receivable is included in the line item “Prepaid expenses and other current assets” in Sprint’s consolidated balance sheets.

Equity in Losses and Summarized Financial Information

Equity in losses from Clearwire were $257 million and $459 million for the three and six-month periods ended June 30, 2013, respectively, and $429 million and $719 million for the three and six-month periods ended June 30, 2012, respectively. Sprint’s losses from its investment in Clearwire consist of Sprint’s share of Clearwire’s net loss and other adjustments, if any, such as non-cash impairment of Sprint’s investment, gains or losses associated with the dilution of Sprint’s ownership interest resulting from Clearwire’s equity issuances, derivative losses associated with the change in fair value of the embedded derivative included in the Clearwire Exchangeable Notes, Sprint’s impairment, if any, of its investment in Clearwire, and other items recognized by Clearwire Corporation that do not affect Sprint’s economic interest. Sprint’s equity in losses from Clearwire for the three and six-month periods ended June 30, 2013 includes a $65 million derivative loss associated with the change in fair value of the embedded derivative. Sprint’s equity in losses from Clearwire for the three-month period ended June 30, 2012 includes a $204 million pre-tax impairment reflecting Sprint’s reduction in the carrying value of its investment in Clearwire to an estimated fair value. The six-month period ended June 30, 2012 also includes charges of approximately $40 million, which were associated with Clearwire’s write-off of certain network and other assets that no longer met its strategic plans.

Our proportionate share of the underlying net assets of Clearwire exceeds the carrying value of our equity investment by approximately $311 million, which is primarily related to our non-cash impairments recognized in prior periods.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Summarized financial information for Clearwire is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Revenues	$317	$317	$635	$640
Operating expenses	(601)	(628)	(1,223)	(1,373)

Operating loss	$(284)	$(311)	$(588)	$(733)
Net loss from continuing operations before non-controlling interests	$(416)	$(431)	$(878)	$(992)
Net loss from discontinued operations before non-controlling interests	$—	$(7)	$—	$(6)

Clearwire Related-Party Transactions

Sprint’s equity method investment in Clearwire includes agreements by which we resell wireless data services utilizing Clearwire’s 4G network. In addition, Clearwire utilizes the third generation (3G) Sprint network to provide dual-mode service to its customers in those areas where access to its 4G network is not available. Amounts included in our consolidated balance sheets related to our agreement to purchase 4G services from Clearwire as of June 30, 2013 and December 31, 2012 totaled $126 million and $78 million, respectively, for prepaid expenses and other current assets and $81 million and $79 million, respectively, for accounts payable, accrued expense and other current liabilities. Cost of services and products included in our consolidated statements of comprehensive loss related to our agreement to purchase 4G services from Clearwire totaled $95 million and $196 million for the three and six-month periods ended June 30, 2013, and $104 million and $209 million for the three and six-month periods ended June 30, 2012, respectively.

Note 5. Financial Instruments

Cash and cash equivalents, accounts and notes receivable, and accounts payable are carried at cost, which approximates fair value. Our short-term investments (consisting primarily of time deposits, commercial paper, and Treasury securities), totaling $840 million and $1.8 billion as of June 30, 2013 and December 31, 2012, respectively, are recorded at amortized cost, and the respective carrying amounts approximate fair value. The fair value of our marketable equity securities totaling $41 million and $45 million as of June 30, 2013 and December 31, 2012, respectively, is measured on a recurring basis using quoted prices in active markets.

The estimated fair value of the majority of our current and long-term debt, excluding the convertible bond and our credit facilities, is determined based on quoted prices in active markets or by using other observable inputs that are derived principally from or corroborated by observable market data. The outstanding carrying value under our credit facilities as of March 31, 2013, which totaled $945 million and approximated fair value at the time of transfer, was transferred out of estimated fair value using observable inputs and into estimated fair value using unobservable inputs due to the lack of an available pricing source. To estimate the fair value of our Clearwire Exchangeable Notes, including the embedded derivative, as well as the convertible bond issued to Starburst II, Inc. (see Note 3. Significant Transactions), we used a convertible bond pricing model based on the relevant interest rates, conversion feature and other significant inputs not observable in the market. The significant unobservable inputs used in the fair value measurement of the Company’s exchangeable notes, embedded derivative and convertible bond are the credit condition of the respective companies, probability and timing of conversion, and discount for lack of marketability. Significant increases or decreases in any of those inputs, in isolation, would result in a significantly lower or higher fair value measurement.

The following table presents carrying amounts and estimated fair values of our exchangeable notes and embedded derivative as well as current and long-term debt:

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Estimated Fair Value Using Input Type
	Carrying amount at June 30, 2013	Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Clearwire Exchangeable Notes	$240	$—	$—	$240	$240
Current and long-term debt	$23,445	$16,488	$4,775	$4,046	$25,309

		Estimated Fair Value Using Input Type
	Carrying amount at December 31, 2012	Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt	$23,569	$17,506	$6,118	$3,104	$26,728

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Property, Plant and Equipment

Property, plant and equipment consists primarily of network equipment and other long-lived assets used to provide service to our subscribers. In the first quarter 2012, we formalized our plans to take off-air roughly one-third, or 9,600 cell sites, of our total Nextel platform by the middle of 2012. The remaining sites, approximately 20,000, were taken off-air on June 30, 2013. As a result, incremental depreciation expense was recorded through the period ended June 30, 2013. In addition, increasing data usage driven by more subscribers on the Sprint platform and a continuing shift in our subscriber base to smartphones is expected to require additional legacy 3G Sprint platform equipment that will not be utilized beyond the final deployment of Network Vision’s multi-mode technology, which is expected to continue through the middle of 2014. As a result, the estimated useful lives of such equipment will be shortened, as compared to similar prior capital expenditures, through the date on which Network Vision equipment is deployed and in-service. The incremental effect of accelerated depreciation expense totaled approximately $430 million and $790 million for the three and six-month periods ended June 30, 2013 and $782 million and $1.3 billion for the three and six-month periods ended June 30, 2012, respectively, of which the majority related to shortened useful lives of Nextel platform assets. In addition, during the second quarter 2013, we reduced the gross carrying value and accumulated depreciation of network equipment, site costs and related software by approximately $8.4 billion associated with fully depreciated Nextel platform assets related to the shut-down of the Nextel platform on June 30, 2013.

In connection with Network Vision, a substantial portion of the value of certain spectrum licenses that were not previously placed in service are now ready for their intended use. As qualifying activities are performed related to Network Vision, interest expense primarily related to the carrying value of these spectrum licenses is being capitalized to construction in progress within property, plant and equipment, which ceases as the spectrum is ready for its intended use. As of June 30, 2013, substantially all qualifying activities are complete resulting in the decline of capitalized interest in recent periods. Interest expense capitalized in connection with the construction of long-lived assets totaled $13 million and $28 million for the three and six-month periods ended June 30, 2013 and $102 million and $217 million for the three and six-month periods ended June 30, 2012, respectively. Construction in progress (including any capitalized interest) associated with Network Vision is being depreciated using the straight-line method over a weighted average useful life of approximately eight years, once the assets are placed in service. Property, plant, and equipment as of June 30, 2013 includes non-cash additions for the six-month period ended of approximately $790 million along with corresponding increases in accounts payable and accrued expenses and other current liabilities.

The components of property, plant and equipment, and the related accumulated depreciation were as follows:

	June 30, 2013	December 31, 2012
	(in millions)
Land	$330	$330
Network equipment, site costs and related software	31,783	37,692
Buildings and improvements	4,850	4,893
Non-network internal use software, office equipment and other	1,780	1,860
Construction in progress	3,024	3,123
Less accumulated depreciation	(27,364)	(34,291)

Property, plant and equipment, net	$14,403	$13,607

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Intangible Assets

Indefinite-Lived Intangible Assets

	December 31, 2012	Net Additions	June 30, 2013
	(in millions)
FCC licenses	$20,268	$693	$20,961
Trademarks	409	—	409
Goodwill	359	9	368

	$21,036	$702	$21,738

We hold 1.9 gigahertz (GHz), 800 megahertz (MHz), and 900 MHz FCC licenses authorizing the use of radio frequency spectrum to deploy our wireless services. In addition, in the second quarter 2013 we acquired approximately $605 million of 1.9 GHz spectrum as a result of our Significant Transaction with U.S. Cellular (see Note 3. Significant Transactions). The remaining FCC licenses net additions were as a result of work related to our 2004 FCC Report and Order to reconfigure the 800 MHz band (Report and Order) (see Note 12. Commitments and Contingencies). As long as the Company acts within the requirements and constraints of the regulatory authorities, the renewal and extension of these licenses is reasonably certain at minimal cost. We are not aware of any technology being developed that would render this spectrum obsolete and have concluded that licenses, for which we have an expectation of future use, are indefinite-lived intangible assets. Our Sprint and Boost Mobile trademarks have also been identified as indefinite-lived intangible assets. Goodwill represents the excess of consideration paid over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. We recognized $9 million of goodwill in the second quarter 2013 related to an immaterial business combination.

Intangible Assets Subject to Amortization

Sprint’s customer relationships are amortized using the sum-of-the-months’ digits method. We reduce the gross carrying value and associated accumulated amortization when specified intangible assets become fully amortized. During the second quarter 2013, we recorded $32 million of customer relationships as a result of the acquisition of assets from U.S. Cellular (see Note 3. Significant Transactions). In addition, during the second quarter 2013, we reduced the gross carrying value and accumulated amortization by approximately $234 million associated with fully amortized intangible assets primarily related to customer relationships in connection with the 2009 acquisition of iPCS. Other intangible assets primarily include certain rights under affiliation agreements that were reacquired in connection with the acquisitions of Affiliates and Nextel Partners, Inc., which are being amortized over the remaining terms of those affiliation agreements on a straight-line basis, and the Nextel, Direct Connect and Virgin Mobile trade names, which are being amortized on a straight-line basis.

		June 30, 2013			December 31, 2012
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Customer relationships	10 years	$32	$(1)	$31	$234	$(230)	$4
Other intangible assets
Trademarks	10 to 37 years	1,168	(729)	439	1,168	(681)	487
Reacquired rights	9 to 14 years	1,571	(851)	720	1,571	(785)	786
Other	9 to 10 years	144	(93)	51	138	(80)	58

Total other intangible assets		2,883	(1,673)	1,210	2,877	(1,546)	1,331

Total definite-lived intangible assets		$2,915	$(1,674)	$1,241	$3,111	$(1,776)	$1,335

Note 8. Accounts Payable

Accounts payable at June 30, 2013 and December 31, 2012 include liabilities in the amounts of $94 million and $117 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Long-Term Debt, Financing and Capital Lease Obligations

	Interest Rates	Maturities	June 30, 2013	December 31, 2012
			(in millions)
Notes
Senior notes
Sprint Nextel Corporation	6.00 - 11.50%	2016 - 2022	$9,280	$9,280
Sprint Capital Corporation	6.88 - 8.75%	2019 - 2032	6,204	6,204
Guaranteed notes
Sprint Nextel Corporation	7.00 - 9.00%	2018 - 2020	4,000	4,000
Secured notes
iPCS, Inc.	3.52%	2014	181	481
Convertible bonds
Sprint Nextel Corporation	1.00%	2019	3,100	3,100
Credit facilities
Bank credit facility	3.31%	2018	—	—
Export Development Canada	4.20%	2015	500	500
Secured equipment credit facility	2.03%	2017	445	296
Financing obligation	9.50%	2030	696	698
Capital lease obligations and other	4.11 - 15.49%	2014 - 2022	67	74
Net discount from beneficial conversion feature on convertible bond			(229)	(247)
Net discounts			(36)	(45)

			24,208	24,341
Less current portion			(305)	(379)

Long-term debt, financing and capital lease obligations			$23,903	$23,962

As of June 30, 2013, Sprint Nextel Corporation, the parent corporation, had $16.9 billion in principal amount of debt outstanding, including amounts drawn under the credit facilities. In addition, as of June 30, 2013, $6.8 billion in principal amount of our long-term debt issued by 100% owned subsidiaries was fully and unconditionally guaranteed by the parent. The indentures and financing arrangements governing certain subsidiaries’ debt contain provisions that limit cash dividend payments on subsidiary common stock. The transfer of cash in the form of advances from the subsidiaries to the parent corporation generally is not restricted. Cash interest payments, net of amounts capitalized of $28 million and $217 million, totaled $808 million and $573 million during the six-month periods ended June 30, 2013 and 2012, respectively.

Notes

Notes consist of senior notes, guaranteed notes, and convertible bonds, all of which are unsecured, as well as secured notes of iPCS, Inc. (iPCS), which are secured solely with the underlying assets of iPCS. Cash interest on all of the notes is generally payable semi-annually in arrears. As of June 30, 2013, approximately $19.5 billion of the notes were redeemable at the Company’s discretion at the then-applicable redemption prices plus accrued interest.

As of June 30, 2013, approximately $11.1 billion of our senior notes and guaranteed notes, as well as the outstanding amount under our $3.1 billion convertible bond issued to Starburst II provide holders with the right to require us to repurchase the notes if a change of control triggering event (as defined in our indentures and supplemental indentures governing applicable notes) occurs, which includes both a change of control and a ratings decline of the applicable notes by each of Moody’s Investor Services and Standard & Poor’s Rating Services. If we are required to make a change of control offer, we will offer a cash payment equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest. A change in control resulting from the

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SoftBank Merger was excluded as a triggering event for the $11.1 billion of our senior notes and guaranteed notes, which are subject to both a change in control and ratings decline, as well as the $3.1 billion convertible bond issuance which was subject only to a change in control.

On May 1, 2013, the Company paid $300 million in principal plus accrued and unpaid interest on its outstanding iPCS, Inc. Secured Floating Rate Notes due 2013 (iPCS Notes) as scheduled.

Credit Facilities

On February 28, 2013, we entered into a new $2.8 billion unsecured bank revolving credit facility (2013 Credit Facility) that expires in February 2018 with an interest rate equal to the London Interbank Offered Rate (LIBOR) plus a spread that varies depending on the Company’s credit ratings. On April 2, 2013, the 2013 Credit Facility was amended to provide additional lender commitments to bring our total revolver capacity to $3.0 billion. The 2013 Credit Facility replaced the $2.2 billion revolving credit facility that was due to expire in October 2013. As of June 30, 2013, approximately $913 million in letters of credit were outstanding under the 2013 Credit Facility, including the letter of credit required by the Report and Order. As a result of the outstanding letters of credit, which directly reduce the availability of the 2013 Credit Facility, and excluding any debt incurrence limitation described below, the Company had $2.1 billion of borrowing capacity available under the 2013 Credit Facility as of June 30, 2013. The unsecured Export Development Canada (EDC) loan agreement and secured equipment credit facility were amended on March 12, 2013, and June 24, 2013, respectively, to provide for terms similar to those of the 2013 Credit Facility, except that under the terms of the EDC loan and secured equipment credit facility, repayments of outstanding amounts cannot be re-drawn. As of June 30, 2013, the EDC loan was fully drawn.

As of June 30, 2013, we had fully drawn the first tranche of the secured equipment credit facility totaling $500 million and made a regularly scheduled principal repayment of $55 million during the first quarter 2013. The second tranche of $500 million is available to draw upon from April 1, 2013 through May 31, 2014, although the use of such funds is limited to equipment-related purchases from Ericsson Inc. (Ericsson). As of June 30, 2013, we had not drawn on the second tranche of the facility. The cost of funds under this facility includes a fixed interest rate of 2.03%, and export credit agency premiums and other fees that, in total, equate to an expected effective interest rate of approximately 6% based on assumptions such as timing and amounts of drawdowns. The facility is secured by a lien on the equipment purchased and is fully and unconditionally guaranteed by the parent.

In addition, certain indentures that govern our outstanding notes also require compliance with various covenants, including covenants that limit the Company’s ability to sell all or substantially all of its assets, limit the ability of the Company and its subsidiaries’ ability to incur indebtedness, and limit the ability of the Company and its subsidiaries to incur liens, as defined by the terms of the indentures. The Company was limited by a restriction of debt incurrence in Sprint Nextel Corporation’s 9.25% Senior Notes due 2022 (2022 Notes) with $200 million in principal amount outstanding. However, this restriction was substantially mitigated by, among other things, the close of the SoftBank Merger, which resulted in the $3.1 billion convertible bond issued to Starburst II being converted to common stock.

Financing, Capital Lease and Other Obligations

We have approximately 3,000 cell sites that we sold and subsequently leased back. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites continue to be reported as part of our property, plant and equipment due to our continued involvement with the property sold and the transaction is accounted for as a financing. Our capital lease and other obligations are primarily for the use of wireless network equipment.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Covenants

As of June 30, 2013, the Company was in compliance with all restrictive and financial covenants associated with its borrowings. A default under any of our borrowings, including Clearwire’s debt which will be consolidated as a result of the consummation of the Clearwire Acquisition, which occurred on July 9, 2013, could trigger defaults under our other debt obligations, which in turn could result in the maturities being accelerated.

We are currently restricted from paying cash dividends because our ratio of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and certain other non-recurring items (adjusted EBITDA), as defined in the credit facilities, exceeds 2.5 to 1.0.

Note 10. Severance, Exit Costs and Asset Impairments

Severance and Exit Costs Activity

For the three and six-month periods ended June 30, 2013, we recognized severance and lease exit costs of $516 million (solely attributable to our Wireless segment) and $541 million ($538 million Wireless, $3 million Wireline), respectively, primarily related to lease exit costs associated with the shut-down of the Nextel platform on June 30, 2013.

In addition, for the three and six-month periods ended June 30, 2013, we recognized costs of $144 million ($129 million Wireless; $15 million Wireline) and $151 million ($133 million Wireless; $18 million Wireline), respectively, related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit. Of the $144 million and $151 million for the three and six-month periods ended June 30, 2013, $28 million and $35 million, respectively, were in “Cost of services and products” and $116 million (solely attributable to Wireless) was recognized in the second quarter in “Severance, exit costs and asset impairments”.

As a result of management’s network modernization plan, and the completion of the Significant Transactions (see Note 3. Significant Transactions), we expect to incur additional severance and exit costs in the future related to the transition of our existing backhaul architecture to a replacement technology for our network and the efforts associated with the integration of our Significant Transactions, such as the evaluation of future use of the Clearwire 4G broadband network, among other initiatives. The Company is still in the process of determining an estimate for these costs.

The following provides the activity in the severance and exit costs liability included in “Accounts payable”, “Accrued expenses and other current liabilities” and “Other liabilities” within the consolidated balance sheets:

		2013 Activity
	December 31, 2012	Net Expense	Cash Payments and Other	June 30, 2013
	(in millions)
Lease exit costs	$190	$515	$(32)	$673
Severance costs	11	26	(15)	22
Access exit costs	43	151	(5)	189

	$244	$692	$(52)	$884

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes

The differences that caused our effective income tax rates to vary from the 35% U.S. federal statutory rate for income taxes were as follows:

	Six Months Ended
	June 30,
	2013	2012
	(in millions)
Income tax benefit at the federal statutory rate	$751	$761
Effect of:
State income taxes, net of federal income tax effect	63	87
Change in valuation allowance	(886)	(902)
Other, net	(21)	(9)

Income tax expense	$(93)	$(63)

Effective income tax rate	(4.3)%	(2.9)%

The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards and credits. However, our history of consecutive annual losses reduces our ability to rely on expectations of future income in evaluating the ability to realize our deferred tax assets. Valuation allowances on deferred tax assets are recognized if it is determined that it is more likely than not that the asset will not be realized. As a result, the Company recognized an increase in the valuation allowance of $886 million and $902 million for the six-month periods ended June 30, 2013 and 2012, respectively, on deferred tax assets primarily related to federal and state net operating loss carryforwards generated during the periods. The valuation allowance was $6.6 billion and $5.7 billion as of June 30, 2013 and December 31, 2012, respectively. We do not expect to record significant tax benefits on future net operating losses until our circumstances justify the recognition of such benefits.

Income tax expense of $93 million and $63 million for the six-month periods ended June 30, 2013 and 2012, respectively, is primarily attributable to taxable temporary differences from amortization of FCC licenses. FCC licenses are amortized over 15 years for income tax purposes but, because these licenses have an indefinite life, they are not amortized for financial statement reporting purposes. This difference results in net deferred income tax expense since the taxable temporary difference cannot be scheduled to reverse during the loss carryforward period. In addition, during the six-month period ended June 30, 2012, a $33 million tax benefit was recorded as a result of the successful resolution of various state income tax uncertainties.

As of June 30, 2013 and December 31, 2012, we maintained a liability related to unrecognized tax benefits of $182 million and $171 million, respectively. Cash paid for net income taxes was $15 million and $22 million during the six-month periods ended June 30, 2013 and 2012, respectively.

Note 12. Commitments and Contingencies

Litigation, Claims and Assessments

In March 2009, a shareholder brought suit, Bennett v. Sprint Nextel Corp., in the U.S. District Court for the District of Kansas, alleging that the Company and three of our former officers violated Section 10(b) of the Exchange Act and Rule 10b-5 by failing adequately to disclose certain alleged operational difficulties subsequent to the Sprint-Nextel merger, and by purportedly issuing false and misleading statements regarding the write-down of goodwill. The plaintiff seeks class action status for purchasers of our common stock from October 26, 2006 to February 27, 2008. On January 6, 2011, the Court denied our motion to dismiss. Subsequently, our motion to certify the January 6, 2011 order for an interlocutory appeal was denied, and discovery is continuing. The plaintiff moved to certify a class of bondholders as well as owners of common stock, and we have opposed that motion. We believe the complaint is without merit and intend to defend the matter vigorously. We do not expect the resolution of this matter to have a material adverse effect on our financial position or results of operations.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In addition, five related shareholder derivative suits were filed against the Company and certain of our present and/or former officers and directors. The first, Murphy v. Forsee, was filed in state court in Kansas on April 8, 2009, was removed to federal court, and was stayed by the court pending resolution of the motion to dismiss the Bennett case; the second, Randolph v. Forsee, was filed on July 15, 2010 in state court in Kansas, was removed to federal court, and was remanded back to state court; the third, Ross-Williams v. Bennett, et al., was filed in state court in Kansas on February 1, 2011; the fourth, Price v. Forsee, et al., was filed in state court in Kansas on April 15, 2011; and the fifth, Hartleib v. Forsee, et. al., was filed in federal court in Kansas on July 14, 2011. These cases are essentially stayed while we are in the discovery phase of the Bennett case. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.

On April 19, 2012, the New York Attorney General filed a complaint alleging that Sprint has fraudulently failed to collect and pay more than $100 million in New York sales taxes on receipts from its sale of wireless telephone services since July 2005. The complaint seeks recovery of triple damages as well as penalties and interest. We moved to dismiss the complaint on June 14, 2012. On July 1, 2013, the court entered an order denying the motion to dismiss in large part, although it did dismiss certain counts or parts of certain counts. New York law allows for an immediate appeal and we intend to appeal this order. We believe the complaint is without merit and intend to defend this matter vigorously. We do not expect the resolution of this matter to have a material adverse effect on our financial position or results of operations. On July 23, 2012, the SEC issued a formal order of investigation relating to the Company’s sales tax collection. On July 2, 2013, the SEC notified the Company that it was closing its investigation and did not intend to recommend an enforcement action against the Company.

In addition, seven related shareholder derivative suits were filed against the Company and certain of its current and former officers and directors. Each suit alleges generally that the individual defendants breached their fiduciary duties to the Company and its shareholders by allegedly permitting, and failing to disclose, the actions alleged in the suit filed by the New York Attorney General. One suit, filed by the Louisiana Municipal Police Employees Retirement System, is pending in federal court in New York; one suit is pending in state court in Johnson County, Kansas; and five suits are pending in federal court in Kansas. The six Kansas suits have been stayed by agreement among the parties. The defendants filed a motion to dismiss the New York suit on September 19, 2012, and on July 26, 2013, the court granted the motion and dismissed the suit. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.

The Company has received several complaints purporting to assert claims on behalf of Sprint shareholders, alleging that members of the board of directors breached their fiduciary duties in agreeing to the SoftBank Merger, and otherwise challenging that transaction. There are five cases pending in state court in Johnson County, Kansas: UFCW Local 23 and Employers Pension Fund, et al. v. Bennett, et al., filed on October 25, 2012; Iron Workers Mid-South Pension Fund, et al. v. Hesse, et al., filed on October 25, 2012; City of Dearborn Heights Act 345 Police and Fire Retirement System v. Sprint Nextel Corp., et al., filed on October 12, 2012; Testani, et al. v. Sprint Nextel Corp., et al., filed on November 1, 2012; and Patten, et al. v. Sprint Nextel Corp., et al., filed on November 1, 2012. The Plaintiffs in these cases filed an amended complaint and a motion for preliminary injunction on March 22, 2013. Plaintiffs filed a motion to certify the consolidated cases as a class action on March 29, 2013, and we have opposed that motion. There are two cases filed in federal court in the District of Kansas, entitled Gerbino, et al. v. Sprint Nextel Corp., et al., filed on November 15, 2012, and Steinberg, et al. v. Bennett, et al., filed on May 16, 2013 (and now consolidated with Gerbino). The Company intends to defend these cases vigorously, and, because these cases are still in the preliminary stages, has not yet determined what effect the lawsuits will have, if any, on its financial position or results of operations.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company is also a defendant in several complaints filed by shareholders of Clearwire Corporation, asserting claims for breach of fiduciary duty by Sprint, and related claims and otherwise challenging the Clearwire Acquisition. There were five suits filed in Chancery Court in Delaware: Crest Financial Limited v. Sprint Nextel Corp., et al., filed on December 12, 2012; Katsman v. Prusch, et al., filed December 20, 2012; Feigeles, et al. v. Clearwire Corp., et al., filed December 28, 2012; Litwin, et al. v. Sprint Nextel Corp., et al., filed January 2, 2013; and ACP Master, LTD, et al. v. Sprint Nextel Corp., et al., filed April 26, 2013. The Crest Financial suit was dismissed, without prejudice, by the plaintiff voluntarily on June 28, 2013. There are three cases filed in state court in King County, Washington, and those cases have been stayed in favor of the Delaware proceedings: Rowe, et al. v. Clearwire Corp., et al., filed December 31, 2012; and Millen, et al. v. Clearwire Corp. et al., and Kuhnle, et al. v. Cleawire Corp., et al., both filed on December 20, 2012 (only clearwire Corporation and its Board of Directors are defendants in the Millen and Kuhnle cases). The Company intends to defend these cases vigorously, and, because these cases are still in the preliminary stages, has not yet determined what effect the lawsuits will have, if any, on its financial position or results of operations.

Sprint is currently involved in numerous court actions alleging that Sprint is infringing various patents. Most of these cases effectively seek only monetary damages. A small number of these cases are brought by companies that sell products and seek injunctive relief as well. These cases have progressed to various degrees and a small number may go to trial if they are not otherwise resolved. Adverse resolution of these cases could require us to pay significant damages, cease certain activities, or cease selling the relevant products and services. In many circumstances, we would be indemnified for monetary losses that we incur with respect to the actions of our suppliers or service providers. We do not expect the resolution of these cases to have a material adverse effect on our financial position or results of operations.

Various other suits, inquiries, proceedings and claims, either asserted or unasserted, including purported class actions typical for a large business enterprise and intellectual property matters, are possible or pending against us or our subsidiaries. If our interpretation of certain laws or regulations, including those related to various federal or state matters such as sales, use or property taxes, or other charges were found to be mistaken, it could result in payments by us. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with our beliefs, we expect that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

Spectrum Reconfiguration Obligations

In 2004, the FCC adopted a Report and Order that included new rules regarding interference in the 800 MHz band and a comprehensive plan to reconfigure the 800 MHz band (the “Report and Order”). The Report and Order provides for the exchange of a portion of our 800 MHz FCC spectrum licenses, and requires us to fund the cost incurred by public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band. Also, in exchange, we received licenses for 10 MHz of nationwide spectrum in the 1.9 GHz band; however, we were required to relocate and reimburse the incumbent licensees in this band for their costs of relocation to another band designated by the FCC. We completed all of our 1.9 GHz incumbent relocation and reimbursement obligations in the second half of 2010. The minimum cash obligation is $2.8 billion under the Report and Order. We are, however, obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed $2.8 billion. As required under the terms of the Report and Order, a letter of credit has been secured to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. Total payments directly attributable to our performance under the Report and Order, from the inception of the program, are approximately $3.2 billion, of which $88 million was incurred related to FCC licenses during the six-month period ended June 30, 2013. When incurred, these costs are generally accounted for either as property, plant and equipment or as additions to FCC licenses. Although costs incurred to date have exceeded $2.8 billion, not all of those costs have been reviewed and accepted as eligible by the transition administrator.

Completion of the 800 MHz band reconfiguration was initially required by June 26, 2008. The FCC continues to grant 800 MHz public safety licensees additional time to complete their band reconfigurations which, in turn, delays our access to some of our 800 MHz replacement channels. Accordingly, we will continue to transition to our 800 MHz replacement channels consistent with public safety licensees’ reconfiguration progress. On May 24,

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2012, the FCC revised its rules to authorize Sprint to deploy wireless broadband services, such as CDMA and LTE, on its 800 MHz spectrum, including channels that become available to Sprint upon completion of the 800 MHz band reconfiguration program.We anticipate that the continuing reconfiguration progress will be sufficient to support the 800 MHz portion of our Network Vision deployment. In January 2013, we submitted a Request for Declaratory Ruling to the FCC requesting two items: (i) that it declare that Sprint will not owe any anti-windfall payment to the US Treasury, because we have exceeded the $2.8 billion of required expenditures, and (ii) that the FCC remove the $850 million minimum for the letter of credit and allow further reductions based on quarterly estimates of remaining obligations. This Request for Declaratory Ruling is pending before the FCC.

Note 13. Per Share Data

Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share adjusts basic earnings (loss) per common share, computed using the treasury stock method, for the effects of potentially dilutive common shares, if the effect is not antidilutive. Potentially dilutive common shares issuable under our equity-based compensation plans where the average market price exceeded the exercise price were 34 million and 12 million shares as of June 30, 2013 and 2012, respectively. In addition, as of June 30, 2013, all 590 million shares issuable under the Convertible Bond were treated as potentially dilutive securities. However, all such potentially dilutive shares were antidilutive for the three and six-month periods ended June 30, 2013 and 2012 and, therefore, have no effect on our determination of dilutive weighted average number of shares outstanding.

Note 14. Segments

Sprint operates two reportable segments: Wireless and Wireline.

•

Wireless primarily includes retail, wholesale, and affiliate revenue from a wide array of wireless voice and data transmission services and equipment revenue from the sale of wireless devices and accessories in the U.S., Puerto Rico and the U.S. Virgin Islands.

•

Wireline primarily includes revenue from domestic and international wireline voice and data communication services, including services to the cable multiple systems operators that resell our local and long distance services and use our back office systems and network assets in support of their telephone services provided over cable facilities primarily to residential end-use subscribers.

We define segment earnings as wireless or wireline operating (loss) income before other segment expenses such as depreciation, amortization, severance, exit costs, goodwill impairments, asset impairments, and other items, if any, solely and directly attributable to the segment representing items of a non-recurring or unusual nature. Expense and income items excluded from segment earnings are managed at the corporate level. Transactions between segments are generally accounted for based on market rates, which we believe approximate fair value. The Company generally re-establishes these rates at the beginning of each fiscal year. Over the past several years, there has been an industry-wide trend of lower rates due to increased competition from other wireline and wireless communications companies as well as cable and Internet service providers.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Segment financial information is as follows:

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Three Months Ended June 30, 2013
Net operating revenues	$8,178	$695	$4	$8,877
Inter-segment revenues(1)	—	215	(215)	—
Total segment operating expenses	(6,884)	(781)	212	(7,453)

Segment earnings	$1,294	$129	$1	1,424

Less:
Depreciation and amortization				(1,632)
Other, net(2)				(666)

Operating loss				(874)
Interest expense				(428)
Equity in losses of unconsolidated investments and other, net			$(240)	(240)

Loss before income taxes				$(1,542)

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Three Months Ended June 30, 2012
Net operating revenues	$8,067	$774	$2	$8,843
Inter-segment revenues(1)	—	221	(221)	—
Total segment operating expenses	(6,768)	(846)	222	(7,392)

Segment earnings	$1,299	$149	$3	1,451

Less:
Depreciation and amortization				(1,896)
Other, net(2)				(184)

Operating loss				(629)
Interest expense				(321)
Equity in losses of unconsolidated investments and other, net			$(398)	(398)

Loss before income taxes				$(1,348)

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Six Months Ended June 30, 2013
Net operating revenues	$16,267	$1,397	$6	$17,670
Inter-segment revenues(1)	—	406	(406)	—
Total segment operating expenses	(13,578)	(1,546)	402	(14,722)

Segment earnings	$2,689	$257	$2	2,948

Less:
Depreciation and amortization				(3,124)
Other, net(2)				(669)
Operating loss				(845)
Interest expense				(860)
Equity in losses of unconsolidated investments and other, net			$(442)	(442)

Loss before income taxes				$(2,147)

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Six Months Ended June 30, 2012
Net operating revenues	$16,017	$1,555	$5	$17,577
Inter-segment revenues(1)	—	438	(438)	—
Total segment operating expenses	(13,666)	(1,683)	436	(14,913)

Segment earnings	$2,351	$310	$3	2,664

Less:
Depreciation and amortization				(3,562)
Other, net(2)				14

Operating loss				(884)
Interest expense				(619)
Equity in losses of unconsolidated investments and other, net			$(671)	(671)

Loss before income taxes				$(2,174)

Other Information	Wireless	Wireline	Corporate and Other	Consolidated
	(in millions)
Capital expenditures for the six months ended June 30, 2013	$2,673	$164	$115	$2,952
Capital expenditures for the six months ended June 30, 2012	$1,464	$120	$127	$1,711

(1)	Inter-segment revenues consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.
(2)	Other, net for the three-month period ended June 30, 2013 consists of severance and exit costs of $632 million primarily related to lease exit costs associated with the shut-down of the Nextel platform and other costs related to backhaul access contracts which will have no future economic benefit, and $34 million of business combination fees paid to unrelated parties necessary for the transactions with SoftBank and Clearwire. Other, net for the six-month period ended June 30, 2013, consists of severance and exit costs of $657 million and $34 million of business combination fees paid to unrelated parties necessary for the transactions with SoftBank and Clearwire (included in our corporate segment and classified in our consolidated statements of comprehensive loss as selling, general and administrative expenses), partially offset by $22 million of favorable developments in connection with an E911 regulatory tax-related contingency. Other, net for the three-month period ended June 30, 2012 consists of $184 million of lease exit costs associated with the taking of certain Nextel platform sites off-air in 2012. Other, net for the six-month period ended June 30, 2012 consists of net operating income of $236 million associated with the termination of the spectrum hosting arrangement with LightSquared, a gain of $29 million on spectrum swap transactions, and a benefit of $17 million resulting from favorable developments relating to access cost disputes associated with prior periods, partially offset by $184 million of lease exit costs and $84 million of asset impairment charges.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Three Months Ended June 30, 2013
Wireless services	$7,227	$—	$—	$7,227
Wireless equipment	820	—	—	820
Voice	—	377	(122)	255
Data	—	87	(44)	43
Internet	—	432	(48)	384
Other	131	14	3	148

Total net operating revenues	$8,178	$910	$(211)	$8,877

	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Three Months Ended June 30, 2012
Wireless services	$7,190	$—	$—	$7,190
Wireless equipment	753	—	—	753
Voice	—	426	(130)	296
Data	—	99	(43)	56
Internet	—	449	(48)	401
Other	124	21	2	147

Total net operating revenues	$8,067	$995	$(219)	$8,843

	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Six Months Ended June 30, 2013
Wireless services	$14,370	$—	$—	$14,370
Wireless equipment	1,633	—	—	1,633
Voice	—	729	(221)	508
Data	—	181	(90)	91
Internet	—	866	(95)	771
Other	264	27	6	297

Total net operating revenues	$16,267	$1,803	$(400)	$17,670

	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Six Months Ended June 30, 2012
Wireless services	$14,302	$—	$—	$14,302
Wireless equipment	1,488	—	—	1,488
Voice	—	843	(257)	586
Data	—	207	(87)	120
Internet	—	902	(94)	808
Other	227	41	5	273

Total net operating revenues	$16,017	$1,993	$(433)	$17,577

(1)	Revenues eliminated in consolidation consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.

SPRINT COMMUNICATIONS, INC.

(formerly known as Sprint Nextel Corporation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Subsequent Events

Although a judgment has not been entered by the court in the Ayyad v. Sprint Spectrum case pending in Superior Court in Alameda County, California, a jury returned a verdict on August 2, 2013, finding that actual damages to Sprint were $18 million. The verdict could potentially mean that Sprint may be liable to pay to the class the difference between that damages to Sprint of $18 million and the amount Sprint previously collected in early termination fees (found in a previous trial to be $73 million), plus possible interest and costs. The jury verdict is subject to various post-trial motions, and Sprint intends to vigorously appeal any adverse judgment. We do not expect the final resolution of this matter to have a material adverse effect on our financial position or results of operations.